Exhibit 10.48
BUSINESS AGREEMENT
          THIS BUSINESS AGREEMENT (the “Agreement”) is dated as of the 28th day of June, 2005, (“Effective Date”) by and between XATA Corporation, a Minnesota corporation, having a place of business at 151 East Cliff Road, Suite 10, Burnsville, MN 55337 (“Buyer”), and Winland Electronics, Inc., a Minnesota corporation, having a place of business at 1950 Excel Drive, Mankato, Minnesota, 56001 (“Manufacturer”).
Recitals
     A. Manufacturer is an electronics manufacturing services provider that furnishes the necessary personnel, material, equipment, services and facilities to manufacture products for original equipment manufacturers and other third parties in accordance with detailed specifications provided by such OEMs and third party.
     B. Buyer desires to engage Manufacturer to manufacture certain of Buyer’s products in accordance with orders to be issued from time to time by Buyer.
     C. Manufacturer is willing to enter into a business agreement and to accept orders to manufacture Buyer’s products upon terms and conditions, which, among other things, reimburse Manufacturer for certain costs that Manufacturer reasonably incurs in reliance on Buyer’s orders and forecasts but cannot recover because Buyer’s requirements change.
     D. The parties hereto desire to enter into a business agreement upon the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, it is hereby agreed between the parties hereto as follows:
1. Definitions.
     a) Affiliate. “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control of a party hereto.
     b) Buyer Know-How. “Buyer Know-How” means confidential information and materials, including, but not limited to, products, technical and non-technical data, trade secrets, and information relating to the results of tests, methods and processes, and drawings, plans, diagrams, specifications and/or other documents containing said information and data, discovered, developed or acquired by Buyer alone, or Buyer and/or its agents, or for which Buyer is licensee, subject to any limitations of such license.
     c) Buyer Patent Rights. “Buyer Patent Rights” means (i) all patents and patent applications conceived and reduced to practice by Buyer alone, or Buyer and/or its agents, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case, which is owned or controlled, in whole or in part, by license, assignment or otherwise by Buyer.
     d) Buyer Technology. “Buyer Technology” means the Buyer Patent Rights and the Buyer Know-How.
     e) Defect. “Defect” means any defect in a Product that results from Manufacturer’s failure to comply with the applicable IPC Workmanship Standard, Manufacturer’s Quality Plan for Buyer, or the standards set forth in this Agreement (including the Schedules hereto).

     f) Finished Goods Inventory. “Finished Goods Inventory” means a stock of finished, ready-to-ship Products on hand at Manufacturer.
     g) Forecast. “Forecast” means the estimate set forth in the applicable Order of Buyer’s anticipated Orders of the Product during the Forecast Period.
     h) Forecast Period. “Forecast Period” means the period set forth in the applicable Product Schedule covered by the Forecast for the Product during which the applicable Purchase Price is effective.
     i) Inventory. “Inventory” means the materials and components required to manufacture the Products.
     j) IPC Workmanship Standard. “IPC Workmanship Standard” means the Workmanship Standard promulgated by IPC specified in the applicable Product Schedule, as such Standard is amended, updated or replaced from time to time.
     k) Long Lead Inventory. “Long Lead Inventory” means Inventory that has a long lead time from a supplier and must be purchased in advance of receipt of an Order in order for Manufacturer to be able to meet the delivery schedule for Products as set forth in the applicable Product Schedule.
     l) Manufacturer Know-How. “Manufacturer Know-How” means confidential information and materials, including, but not limited to, technical and non-technical data, trade secrets and information relating to the results of methods and processes, and drawings, plans, diagrams, specifications and/or other documents containing said information and data, discovered, developed or acquired by Manufacturer alone, or Manufacturer and/or its agents prior to the term of this Agreement, or for which Manufacturer is a licensee. For the avoidance of doubt, Manufacturer Know-How shall not include any Buyer Technology.
     m) Manufacturer Patent Rights. “Manufacturer Patent Rights” means (i) all patents and patent applications conceived and reduced to practice by Manufacturer, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.
     n) Manufacturer Technology. “Manufacturer Technology” means the Manufacturer Patent Rights and Manufacturer Know-How.
     o) Minimum Buy Inventory. “Minimum Buy Inventory” means Inventory that may only be purchased in minimum lot sizes. Manufacturer shall use commercially reasonable efforts to purchase only the amount of Inventory needed by Buyer and to use reasonable alternative sources to achieve that end.
     p) Minimum Order Size. “Minimum Order Size” means the minimum dollar or quantity amount that Buyer must order per Product on each individual Order as specified in the applicable Product Schedule.
     q) NCNR Inventory. “NCNR Inventory” means all Inventory that is (i) on order and not cancelable, or (ii) in Manufacturer’s possession and not returnable to the vendor/supplier or usable, within a reasonable time not to exceed three (3) months from purchase, for other accepted Orders or other buyers.
     r) New Know-How. “New Know-How” means confidential information and materials, including, but not limited to, products, technical and non-technical data, and information relating to the results of tests, assays, methods and processes, and drawings, plans, diagrams, specifications and/or other documents containing said information and data, discovered, developed or acquired concerning any invention conceived by Manufacturer or jointly by Buyer and Manufacturer (or their respective agents) during the term of this Agreement that relates to any manufacturing design and manufacturing process conceived in connection with Manufacturer’s performance of the obligations under this Agreement.

     s) New Patent Rights. “New Patent Rights” means (i) all patents and patent applications conceived and reduced to practice by Manufacturer or jointly by Buyer and Manufacturer (or their respective agents) concerning any invention conceived by Manufacturer or jointly by Buyer and Manufacturer during the term of this Agreement that relates to any manufacturing design and manufacturing process conceived in connection with Manufacturer’s performance of the obligations under this Agreement, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.
     t) New Technology. “New Technology” means the New Patent Rights and New Know-How.
     u) Order. “Order” means a purchase order meeting the requirements of this Agreement submitted by Buyer for acceptance by Manufacturer.
     v) Product Schedule. “Product Schedule” means a schedule, as amended from time to time by mutual agreement of the parties, that (i) references this Agreement and is executed by the parties hereto, (ii) sets forth information relating to a Product to be manufactured for Buyer pursuant to this Agreement and applicable Orders, and (iii) is attached to this Agreement and incorporated herein by reference.
     w) Products. “Product” or “Products” mean the products that Manufacturer will produce for Buyer pursuant to this Agreement as set forth in applicable Product Schedules.
     x) Purchase Price. “Purchase Price” means the unit price for a Product as set forth in the applicable Product Schedule.
     y) Safety Stock Inventory. “Safety Stock Inventory” means Inventory that, unless purchased in advance of Orders, may not be available in sufficient quantities to manufacture Products as set forth in the applicable Product Schedule.
     z) Specifications. “Specifications” means the bill of materials, schematics, assembly drawings, designs, test specifications, current revision number, approved vendor list and other manufacturing information for each Product as set forth in the applicable Product Schedules.
2. Statement of Work.
     Buyer hereby engages Manufacturer, and Manufacturer hereby accepts Buyer’s engagement, to furnish the necessary personnel, material, equipment, services and facilities to manufacture Products in accordance with the applicable Specifications as required by Orders issued by Buyer and accepted by Manufacturer in accordance with Section 4(a) herein. Manufacturer’s electronic manufacturing services shall be performed in accordance with the applicable IPC Workmanship Standards for each Product being manufactured and in accordance with Manufacturer’s Quality Plan for Buyer. The Quality Plan is hereby incorporated herein by reference, provided that if any provision of the Quality Plan and any provision of this Agreement are in conflict, the provision that demands higher quality relating to the Product shall control.
3. Term and Termination.
     a) Term. This Agreement shall commence on the Effective Date and continue indefinitely unless and until either party provides a written termination notice to the other party pursuant to Section 3(b).
     b) Termination.
(i)	Either party may terminate this Agreement for any reason upon one hundred and eighty days (180) days’ prior written notice to the other party.

(ii)	Either party may terminate this Agreement if the other party is in material breach of this Agreement upon ninety (90) days’ written notice to the breaching party, but only if such breach is not cured within the 90-day notice period.
     c) Effect of Termination. The expiration, termination, or breach of this Agreement shall not affect any obligations that exist as of the date of the expiration, termination or breach, respectively including without limitation accepted Orders under Section 4. While in breach, or during the periods set forth in Section 3(b), Manufacture will continue to be obligated to comply with the terms and conditions of this Agreement, including, but not limited to, all agreed upon order and delivery terms. If Manufacturer’s level of performance is not consistent with the level of performance prior to the breach, Buyer may seek payment for all costs associated to expediting products from another supplier to meet Buyer’s delivery schedule.
     d) Substitution of Manufacturing. In the event Buyer terminates this Agreement with 180 days’ notice pursuant to Section 3b(i), or upon a breach of this Agreement by Manufacturer that is not cured within the time period set forth in Section 3(b)(ii), Manufacturer shall cooperate with and assist Buyer in the transfer of Buyer Technology and the New Technology, to the extent of Buyer’s rights in the New Technology. Manufacturer’s obligations under this paragraph shall be limited to the compilation, preparation and transmission to Buyer or a new manufacturer of information relating to the Buyer Technology provided to Manufacturer or New Technology developed under this Agreement. Manufacturer shall have no obligation to transfer or disclose any Manufacturer Technology.
4. Ordering.
     (a) Orders. Performance under this Agreement shall be initiated by Orders issued by Buyer and accepted by Manufacturer. Buyer shall be under no obligation to purchase, and Manufacturer shall be under no obligation to manufacture, Products hereunder unless and until Buyer issues an Order and Manufacturer has accepted Buyer’s Order. Buyer’s Orders shall set forth for each ordered Product: (i) the quantity, which shall be not less than the applicable Minimum Order Size, (ii) the applicable Purchase Price and total price, (iii) the delivery and shipping instructions, and (iv) the requested delivery schedule. . Notwithstanding the foregoing, if Manufacturer’s Long Lead Time Inventory is not compatible with Buyer’s requested delivery schedule, the parties may agree that Manufacturer may begin work in advance of having a definitive delivery schedule and that the parties will, within ten (10) days, finalize the delivery schedule based upon the information on the Long Lead Time Inventory. All Orders shall be subject to and governed by the terms and conditions of this Agreement and the applicable accepted Order. Any supplemental terms will be signed by the chief financial officer or equivalent officer or Purchasing Manager of Buyer and a duly authorized officer of Manufacturer. Buyer acknowledges that pre-printed terms and conditions on its Order form, if any, shall not apply to the Order.
     (b) Acceptance. Manufacturer shall use reasonable commercial efforts to accept all Buyer Orders. No Order shall be deemed accepted unless Manufacturer provides Buyer written notice accepting the Order.
     (c) Modification, Cancellation, or Deferment by Buyer. Orders may be modified or cancelled, and scheduled shipments may be deferred, only (i) upon Buyer’s prior written notice and Manufacturer’s written acknowledgment and (ii) upon terms, satisfactory to Manufacturer, that compensate Manufacturer for all costs incurred by reason of such modification, cancellation or deferment, which shall take into account, among other things, the cost of any NCNR Inventory, any vendor cancellation charges (including restocking fees) and any nonrecurring engineering or production costs and the impact on the Purchase Prices of Products not cancelled. Manufacturer shall use reasonable commercial efforts to return unused Inventory, to cancel pending orders with suppliers, and to use such Inventory for other customers, if appropriate.

5. Order Forecast
     (a) Manufacturer’s Reliance on Order and Forecasts. Buyer understands and acknowledges that Manufacturer calculated the Purchase Price for each Product assuming that Buyer would order at least the total quantity set forth in the applicable Order for that Product. Manufacturer will use the Forecast Deliveries, among other things, to determine the amount of Inventory to purchase and to have on hand to support delivery requirements. Should Buyer fail to take delivery of the full quantity on Order and within the term of the Order, Manufacturer shall be entitled to request an equitable adjustment in the Purchase Price and additional compensation in accordance with Section 5(b).
     (b) Failure to Purchase Quantities Ordered. If, during the applicable Order Period, Buyer fails to purchase the total quantity set forth in the applicable Order for a Product, (i) the Purchase Price for that Product shall be equitably adjusted (prospectively and retroactively) to reflect the impact of Buyer’s failure to purchase the total quantity, and (ii) Manufacturer shall be compensated for otherwise unrecoverable costs reasonably incurred by Manufacturer to meet forecasted delivery quantities, including but not limited to: the cost of all NCNR Inventory or other unused Inventory specifically ordered for Buyer in Manufacturer’s possession, any vendor cancellation charges (including restocking fees) and any nonrecurring engineering or production costs. Manufacturer shall use reasonable commercial efforts to return unused Inventory to cancel pending orders with suppliers, and to use such Inventory for other customers, if appropriate. Manufacturer shall submit its request for an equitable adjustment and additional compensation not later than sixty (60) days after the end of the applicable Forecast Period. The parties agree to negotiate such request in good faith.
     (c) Inventory Purchased to Support Forecasted Deliveries. Buyer acknowledges that Manufacturer may order Inventory in advance to meet the Forecasted Deliveries. Such Inventory may be purchased in consideration of Long Lead Time components, Minimum Buy, NCNR and Safety Stock Inventory. Manufacturer agrees that it will keep Buyer informed of Manufacturer’s material purchases and Buyer’s liabilities on a quarterly basis at the quarterly business review. Buyer agrees that if any such Inventory purchased in advance of the Forecasted Deliveries is not used for Buyer’s Orders and cannot be returned or used on other orders within thirty (30) days (or as the parties may otherwise mutually and expressly agree), then Buyer shall purchase any such Inventory at Manufacturer’s cost. In addition, Buyer shall reimburse Manufacturer for otherwise unrecoverable costs reasonably incurred by Manufacturer, including but not limited to: any vendor cancellation charges (including restocking fees). Manufacturer shall use reasonable commercial efforts to return unused Inventory specifically purchased for Buyer, to cancel pending orders with suppliers, and to apply such Inventory to other customers’ needs if appropriate.
     (d) Inventory. Upon Manufacturer’s receipt of payment for any Inventory under Sections 5(b) and (c), Buyer shall have the option to: (i) direct Manufacturer to ship to Buyer, at Buyer’s cost, the Inventory or (ii) request Manufacturer store the Inventory at customary storage charges for use on future Orders for a period of up to twelve (12) months or as the parties may otherwise mutually agree.
     (e) Minimum Inventories. Manufacturer shall maintain a Minimum Finished Goods Inventory equal to the lesser of (i) 1/12of the annual Forecast and (ii) 1/3 of the forecasted deliveries for the next three months, provided, however, that if at any time Manufacturer determines in its sole discretion that there exists an unacceptable risk of nonpayment for such inventory, Manufacturer’s obligations under this paragraph shall be waived.
     (f) Purchase in Excess of Forecast. If Buyer purchases quantities of product in excess of its Order, Buyer shall receive reduced pricing on the excess quantities based on actual reduced costs to Manufacturer in material, labor or other identifiable savings from the additional purchases. Such price reduction shall be in the form of a price reduction or a credit, given in the period in which the excess purchase occurs.
6. Shipment and Delivery.
     Manufacturer shall ship Products in accordance with each accepted Order, subject to the terms and conditions of this Agreement. Delivery of Products shall be made F.O.B. at the loading dock of the Manufacturer facility on the dates specified in the applicable Order. Title to, and risk of loss for, Products shall pass to Buyer at the time of delivery of possession of the Products at the loading dock at Buyer’s facility.
7. Acceptance.
     The Product shall be deemed accepted when Manufacturer has (i) tested and inspected the Product in accordance with the contracted level of testing and inspections, and such Products have passed the testing and inspections, as set forth in the applicable Product Schedule and (ii) delivered the Product to Buyer.
8. Prices; Other Costs; Price Changes; Invoicing.
     (a) Prices; Taxes. Buyer shall pay Manufacturer the Purchase Price set forth in the applicable Product Schedule for Orders of Products received by Manufacturer during the applicable Forecast Period, which Purchase Price may be adjusted from time to time pursuant to the terms of this Agreement. The Purchase Price is exclusive of the costs shipping and insurance and any applicable federal, state and local taxes, which shall be borne by Buyer.
     (b) Price Changes. In addition to other provisions in this Agreement allowing for changes in the Purchase Price, if significant fluctuations occur at any time in the costs of Inventory, Manufacturer and Buyer will review the impact of such fluctuations and mutually agree to an increase or decrease in the Purchase Price arising therefrom for Products whose costs are affected by such fluctuations and have not yet been produced or shipped.
     (c) Tooling/Non-Recurring Expenses. Buyer shall pay for, or obtain and consign to Manufacturer, any Product specific tooling and shall prepay other non-recurring expenses as set forth in the applicable Product Schedule. Upon request by Buyer, Manufacturer shall return all items paid for by Buyer pursuant to this Section 8(c).
     (d) Invoicing and Payment. Manufacturer shall invoice Buyer concurrently with each shipment of Products. A proper invoice shall include Manufacturer’s name and invoice date, the Order number, the total price and the name (if applicable), title, complete mailing address where payment is to be sent and must be submitted to the appropriate invoice address listed in the applicable Product Schedule or Order. Buyer shall pay all invoices within thirty (30) days of the date of invoice. Payments shall be made in U.S. dollars. Interest due on late payments shall be one and one half percent (1.5%) per month.
9. Engineering Changes and Cost Savings.
     Buyer may request in writing that Manufacturer incorporate an engineering change into a Product. Such request shall include a description of the proposed change sufficient to permit Manufacturer to evaluate it. Manufacturer’s evaluation shall be in writing and shall state the impact of the requested change on delivery schedule and expected cost. Buyer shall be entitled to twelve (12) engineering change requests per year without charge for the cost of processing and documenting the engineering change order but with other Buyer costs to be determined as follows. Manufacturer shall not be obligated to proceed with the requested engineering change until the parties have agreed on the changes to the Product, Specifications, delivery schedule and pricing, including without limitation the cost to be paid by Buyer for re-assembly, retooling and Inventory on hand and on order that becomes obsolete. Pricing for obsolete Inventory as a result of such change shall be based upon the cost of such Inventory. Any cost reduction programs may also have an effect on the Purchase Price.
10. Force Majeure.
     Neither party shall be liable for its failure to perform hereunder due to any occurrence beyond its reasonable control, including acts of God, fires, floods, wars, terror, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations and price adjustment restrictions), inability to obtain material, equipment or transportation, and any other similar or different occurrence; provided, however, that obligations for payment for Products produced and shipped shall not be relieved or suspended by any event of force majeure. The party whose performance is prevented by any such occurrence shall notify the other party thereof in writing as soon as is reasonably possible after the commencement of such occurrence, and shall promptly give written notice to the other party of the cessation of such occurrence. The party affected by such occurrence shall use reasonable commercial efforts to remedy or remove such event of force majeure as expeditiously as possible.
11. Intellectual Property.
     (a) Ownership of Intellectual Property; License. Title to and ownership of all of the technology, trade secrets, know-how, Buyer Technology and other proprietary information regarding the Products and the manufacture of the Products supplied by Buyer to Manufacturer hereunder shall remain in Buyer. Buyer hereby grants Manufacturer a limited, non-transferable, non-exclusive, revocable license to use Buyer’s software, technology, trade secrets, know-how, and other proprietary information (“Buyer’s Proprietary Information”) for the purposes of this Agreement, free of any claim or allegation by Buyer of misappropriation of Buyer’s Proprietary Information or infringement by Manufacturer of any Buyer intellectual property rights covering Buyer’s Proprietary Information; provided, however, that Manufacturer’s rights and freedom of use in connection with the manufacture of Products for Buyer hereunder shall endure only for the term of this Agreement. After the termination or expiration of this Agreement, (i) such license shall expire and Manufacturer shall have no further rights to use Buyer’s Proprietary Information and (ii) Manufacturer shall return to Buyer all written documents and other materials relating to Buyer’s Proprietary Information. Notwithstanding the foregoing, title to and ownership of any software, technology, trade secrets, know-how, and all Manufacturer Technology and other proprietary information of Manufacturer (“Manufacturer’s Proprietary Information”) used by Manufacturer hereunder shall remain the property of Manufacturer.
     (b) Confidentiality of Proprietary Information. The parties acknowledge that each party’s Proprietary Information set forth in Section 11(a) contains valuable trade secrets that are the sole and exclusive property of the other party. Each party agrees that it will maintain and protect the confidentiality of the other party’s Proprietary Information using the same standard of care that such party uses to protect its own Proprietary Information, which in no event shall be less than reasonable care. The obligation to keep each party’s Proprietary Information confidential under this Section 11 shall survive the termination or expiration of this Agreement.
     (c) Ownership of Inventions.
i.	New Technology. Title to all inventions and intellectual property included in or which relates to New Technology shall be owned exclusively by Manufacturer. Buyer hereby assigns to Manufacturer all its right, title and interest it may otherwise hold in or to such New Technology and any patent applications or patents relating thereto. Buyer shall, at the request of Manufacturer, execute and deliver or cause to be delivered, all such consents, documents or further instruments of assignment or transfer, and take or cause to be taken all such actions Manufacturer reasonably deems necessary or desirable in order for Manufacturer to obtain the full benefits of the assignment herein. Manufacturer hereby grants to Buyer an irrevocable, non-exclusive, assignable, worldwide, royalty-free license, during the term of this Agreement and for a period of 5 years thereafter, to practice any method, process or procedure within, and otherwise develop, exploit and/or commercialize the New Technology, and to utilize the New Technology.

ii.	Inventorship. Any inventions and other intellectual property rights relating to the Products and conceived and/or reduced to practice in connection with this Agreement that are not New Technology shall be considered as the result of “work for hire”, and all rights in any such inventions and other intellectual property rights shall be owned exclusively by Buyer.
12. Manufacturer Restrictions as to Use of Products.
     Buyer acknowledges and agrees that the Products are not designed for and, absent Manufacturer’s express written authorization, are not to be used in IPC Class 3 product (equipment where continued performance or performance on demand is critical such as life support systems or critical weapons systems).
13. Product Warranty and Disclaimer.
     (a) Product Warranty. Manufacturer warrants that Products manufactured hereunder will conform to the manufacturing Specifications and will be free from Defects in workmanship for a period of twenty-four (24) months from the date of delivery of the Products to Buyer. Buyer shall promptly notify Manufacturer in writing of any malfunction in the Products, which notification shall describe the malfunction in sufficient detail to permit Manufacturer to isolate the malfunction. Upon notification from Buyer, Manufacturer will provide Buyer with instructions on returning the Product under a warranty claim. Upon receipt of any Products returned by Buyer pursuant to this Section 13, Manufacturer shall test the Products in accordance with the contracted level of testing as set forth in the applicable Product Schedule in order to isolate any malfunctions in the Product. If Manufacturer determines that the malfunction is not due to nonconformity with the Specifications or Defect, then Manufacturer will seek instructions from the Buyer regarding whether Manufacturer should return the Product to Buyer or dispose of it. If Manufacturer is unable to isolate any malfunctions in the Product using the contracted level of testing as set forth in the applicable Product Schedule, then Buyer is solely responsible for isolation of the malfunction and Manufacturer will seek instructions from the Buyer regarding whether Buyer will authorize additional testing on the returned Product or whether Manufacturer should return the Product to Buyer or dispose of it. If any returned Product contains malfunctions due to nonconformity with the Specifications or Defects in workmanship, then Buyer’s exclusive remedy and Manufacturer’s sole liability under this warranty will be for the Manufacturer, at its sole option and expense to correct or replace the nonconforming or defective Product. This warranty does not apply to (i) any first articles, prototypes, pre-production units, test units of a Product, (ii) any Products that have been repaired by Buyer or a third party, (iii) any products that have been altered or modified in any way by Buyer or third party or (iv) any Products that have been subject to misuse, abnormal use or neglect.
     (b) Disclaimer. THE WARRANTY STATED ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR OTHER TERMS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TERMS AS TO QUALITY, FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, WHETHER IMPLIED BY CUSTOM OR LAW. Without limiting the foregoing disclaimer, Buyer understands, acknowledges and agrees that Manufacturer does not warrant any parts, components or other materials used in the manufacture of the Products. Manufacturer agrees to use commercially reasonable efforts to enforce for the benefit of Buyer any warranty coverage on such parts, components and other materials provided by suppliers.
14. Performance Requirements.
     (a) Limit on Number of Defects. Manufacturer agrees that after a Valor analysis and PFMEA is completed that verifies that a 95% yield can be obtained, first pass yield shall not run below 95% with respect to defects in workmanship only. This data shall be collected to the sub assembly and top assembly part numbers. In addition, Manufacturer agrees that out of box/field failures due to manufacturing workmanship defects will not exceed 1.5% over the first 12 months of this agreement and no more than .75% thereafter. Any breach of the covenants in this paragraph 14 by Manufacturer shall be deemed cured for purposes of Section 3(b)(ii) if the cause of such failures is identified and corrected within 90 days following written notification to Manufacturer of the breach.
     (b) Response Time. Manufacturer will correct product workmanship Defects within the response times indicated below.
     (c) During production, Defects shall be remedied immediately based on feedback from in process auditing, operator awareness, AOI, test and product audits.
     (d) Defects that are the subject of a return material authorization (RMA) shall be remedied within ten (10) days from Manufacturer’s receipt of the RMA.
     (e) All Product workmanship Defects detected in Product manufacturing or testing will be reported to Buyer within 10 days after detection.
15. Limitation Of Liability.
          EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3(c) (Term and Termination) and Section 16 (INDEMNIFICATION) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.
16. Indemnification.
     (a) Buyer shall defend, indemnify and hold Manufacturer and its parent companies, subsidiaries, affiliates, officers, directors, employees, agents and representatives harmless from any and all claims, demands, liabilities, actions, suits, proceedings, losses, injuries, death including damages, judgments, expenses and/or costs (including without limitation reasonable attorneys’ fees and related costs) based on or arising out of: (i) any claims or demands that use of Buyer’s Proprietary Information in manufacturing the Products constitutes infringement; (ii) any claims or demands relating to the design of the Products; (iii) any claims or demands by any third party that there was a failure to warn of any foreseeable use, improper use, misuse or defects of any Products; (iv) any claims or demands relating to Buyer’s negligence, use, ownership, maintenance, transfer, transportation or disposal of the Products; (v) any claims or demands of Buyer’s violation or alleged violation of any federal, state, or local laws or regulation, including without limitation, the laws and regulations governing product safety, labeling, packaging and labor practices; or (vi) any claims or demands arising out of a breach by Buyer of any of the terms and conditions of this Agreement. Manufacturer shall give written notice of any claim or potential claim to Buyer within a reasonable time following the time at which Manufacturer first became aware of the circumstances which gave rise to such claim for indemnification hereunder. Buyer may, at its option, have control of any litigation and appointment of counsel in defense of any third party claims for which Manufacturer seeks indemnification hereunder. No suit or proceeding shall be settled or compromised without the prior written consent of Manufacturer unless such settlement or compromise includes a complete and unconditional release of Manufacturer from any and all liabilities or claims asserted in such suit or proceeding. The obligation to indemnify under this Section 16 shall survive the termination or expiration of this Agreement.
     (b) Within thirty (30) days of the execution and delivery of this Agreement by the parties, Manufacturer shall provide Buyer with appropriate certificates of insurance evidencing product and completed operations coverage with a broad form vendor’s endorsement with limits of at least $1 million per occurrence and $2 million aggregate and naming Buyer as an additional insured, and further providing that the insurer shall not terminate or materially modify such coverage without written notice to Buyer at least ten (10) days in advance thereof. To the extent such insurance coverage proves insufficient and except to the extent caused by the gross negligence or intentional act or omission of Buyer, Manufacturer agrees to indemnify Buyer, and Buyer’s officers, shareholders, directors, subsidiaries, Affiliates, employees, agents, contractors, successors and assigns, against any and all claims, liabilities, expenses (including reasonable attorney’s fees), losses and damages, demands and fines caused by or arising out of any error, omission, mistake or negligence on the part of Manufacturer or its Affiliates with regard to the manufacturing processes and workmanship.
17. Non-Solicitation of Employees.
     Without the prior written permission of the other party, each party agrees, during the term of this Agreement and for a period of twelve (12) months following its termination or expiration, not to directly or indirectly solicit for employment or hire any employees of the other party with whom such party had contact, or who became known to such party, in connection with this Agreement; provided, however, that such party shall not be prohibited from hiring any such employee who contacts such party on his or her own initiative and without any direct or indirect solicitation by such party. A general advertisement for an employment position shall not be deemed to be a direct or indirect solicitation for the purposes of this provision. This agreement shall in no way, however, be construed to restrict, limit or encumber the rights of any employee granted by law.
18. Miscellaneous.
     (a) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and hand-delivered, mailed by first-class mail postpaid, sent by facsimile (so long as the party sending the facsimile has the ability to receive a confirmation of receipt from its facsimile machine) or sent by an overnight courier with a reliable tracing system, to each of the parties to their respective addresses as noted in the first paragraph of this Agreement. Notices that are mailed shall be deemed to have been given as of the fourth business day following the date of mailing and notices that are hand-delivered or sent by overnight courier are deemed to be given the next business day. Either party may change its address for the giving of notice by so notifying the other party by ten (10) days prior written notice given in the manner set forth in this section.
     (b) Written Modifications. No amendment, modification or release from any provision of this Agreement, the Product Schedules attached hereto or Orders issued hereunder shall be of any force or effect unless it is in writing and signed by both parties hereto and specifically refers to this Section 18(b).
     (c) No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempt to do so shall be void, provided that Buyer may assign this Agreement to (i) an Affiliate of Buyer or (ii) an entity that acquires all or substantially all of the business or assets of Buyers, whether by merger, reorganization, acquisition, sale, or otherwise, provided that

(i) assignee’s financial situation is satisfactory to Manufacturer and (ii) in each case the assignee agrees in writing to be strictly bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.
     (d) No Waiver. A failure to exercise any right hereunder with respect to any breach shall not constitute a waiver of such right with respect to any subsequent breach.
     (e) Independent Contractors. Each party is acting as an independent contractor and not as agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Agreement neither party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.
     (f) Security Interest. In order to secure its obligations under this Agreement, Buyer hereby grants Manufacturer a purchase money security interest (the “Security Interest”) in all Products sold by Manufacturer to Buyer or Inventory purchased on behalf of Buyer, and to any proceeds thereof, under the Uniform Commercial Code as adopted in the jurisdiction identified in Section 18(h) below (the “UCC”), until all of Buyer’s payment obligations under this Agreement have been paid in full. Buyer agrees that this Agreement shall constitute a “Security Agreement” for purposes of the UCC and that Manufacturer shall have and may exercise any and all remedies Buyer may have with regard to the Security Interest. Buyer authorizes Manufacturer to file one or more financing statements determined by Manufacturer to be necessary to perfect the Security Interest. Buyer agrees to execute any documents Manufacturer may request in order to protect and perfect Manufacturer’s Security Interest.
     (g) Fair Labor Standards Act. All Products furnished hereunder will be manufactured in accordance with the Fair Standards Labor Act of 1938, as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder.
     (h) Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the state of Manufacturer’s place of business as set forth in the first paragraph of this Agreement, without regard to such state’s conflicts of laws principles.
     (i) Counterparts. This Agreement may be executed in counterpart copies, all of which counterparts shall have the same force and effect as if all parties were to have executed a single copy of this Agreement.
     (j) Entire Agreement. The terms and conditions of this Agreement, including all Product Schedules and accepted Orders, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous communication, either oral or written, between the parties hereto. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.
     (k) No Subcontracting. Manufacturer shall not subcontract any work to be performed under this Agreement without the prior written consent of Buyer, and any permitted subcontract manufacturer shall agree in writing to be bound by the terms of this Agreement as if it were Manufacturer under this Agreement. Manufacturer shall be responsible to Buyer for any failure by any subcontract manufacturer to comply with the terms of this Agreement.
     (l) Inspection/Audit Rights. Buyer, in its sole discretion, will have the right, but not the obligation, to inspect Manufacturer’s facilities and operations during normal business hours and upon at least one (1) business day prior notice. Buyer reserves the right to do quality testing at any time. Failure by Buyer to exercise these inspection/testing rights or failure by such inspection/testing to detect any deficiency shall not excuse Manufacturer of any of its obligations under this Agreement. Buyer, in its sole discretion, shall have the right, but not the obligation, to audit any and all business and operations practices and procedures of Manufacturer as they pertain to this Agreement, including, but not limited to, billing practices and procedures. Buyer will also have the right to audit and verify that all matters agreed to in this Agreement are being met by Manufacturer via use of an outside audit company. Buyer and/or its designated agent shall perform any such audits during regular business hours upon at least one (1) business day notice. Following such audit, Buyer may provide a written report of its findings to Manufacturer, including a timetable for correction of any issues or problems discovered by the auditors. If such inspection, testing or audit discloses a deficiency between the amount found to be due to Manufacturer and the amount actually paid to Manufacturer, Manufacturer shall immediately repay the overcharge together with interest thereon from the date otherwise due until actually paid in full, principal and interest, at the rate then publicly announced by Buyer’s most recent principal lender as its “prime” rate. If such inspection, testing or audit discloses that the amount found to be due Manufacturer exceeds the amount actually paid to Manufacturer, Buyer shall immediately pay the amount due together with interest thereon from the date otherwise due until actually paid in full, principal and interest, at the rate then publicly announced by Manufacturer’s most recent principal lender as its “prime” rate. Manufacturer agrees to retain cost information applicable to Products for at least two (2) years after the date the Products are shipped from Manufacturer’s production facility.
     (m) Manufacturer Responsibilities. Manufacturer warrants that its manufacturing and development facilities and procedures will conform with all applicable U.S. laws and regulations and all applicable foreign laws and regulations. Manufacturer shall keep Buyer fully informed of its manufacturing procedures and developments relating thereto and Buyer shall have the right on reasonable prior notice to visit the manufacturing facility during ordinary business hours and review any relevant records relating to product manufacture (including records relating Manufacturer’s proprietary manufacturing processes).
     (n) Competing Products. During the term of this Agreement and thereafter, neither Manufacturer nor its Affiliates shall utilize any Buyer Technology to develop, manufacture, distribute or otherwise benefit from any product, service, or concept which is substantially similar to any Products manufactured by Manufacturer for Buyer during the term of this Agreement. Further, during the term of this Agreement Manufacturer shall notify Buyer in writing if it intends to perform design or manufacturing services for any of the entities listed on the Competitors Schedule [XATA to produce Schedule], attached.
     (o) Information Technology Requirements. Manufacturer will provide Buyer with access to a file transfer protocol (“FTP”) site by July 1, 2005. In addition, Manufacturer will provide access to information from the final functional tester (Port 80 or 8080 HTTP access from final tester) by November 1, 2005.
     (p) Financial Rewards. Buyer has agreed to pay Manufacturer a one-time performance bonus of $30,000 on September 15, 2005 if Manufacturer has completed a pre-production build of 100 Products by August 1, 2005 and is producing and shipping a minimum of 60 Products per day by September 1, 2005.
     (q) Use of Buyer Name. Manufacturer shall not disclose the existence of this Agreement or Buyer’s identity unless required to do so by law.
           IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed as of the day and year first above written.

XATA Corporation	WINLAND ELECTRONICS, INC.

By:	By:

Name:	Name:	Dale A. Nordquist

Title:	Title:	Senior Vice President Sales and Marketing

PRODUCT SCHEDULE No. Enter Number Enter Number
          This Product Schedule No. Enter Number Enter Number is effective as of the Enter Date Enter Date day of Enter Month Enter Month, Enter Year Enter Year, pursuant to the Basic Ordering Agreement dated Enter Month Enter Month Enter Date Enter Date, Enter Year Enter Year, between Enter Buyer’s Name Enter Buyer’s Name, (“Buyer”), and Enter Manufacturer’s Name Enter Manufacturer’s Name (“Manufacturer”).
➢	Name of Product:

[Insert description of the Product] [Insert description of the Product]

➢	Purchase Price:

[Insert unit Price] [Insert unit Price]

➢	Forecast Period:

Enter Month Enter Month, Enter Year Enter Year through Enter Month Enter Month, Enter Year Enter Year

➢	Forecast:

Enter Number Enter Number units

➢	Tooling/Non-Recurring Expenses:

[Insert non-recurring expenses to be paid by Buyer and existing work instructions, if any] [Insert non-recurring expenses to be paid by Buyer and existing work instructions, if any]

➢	Minimum Order Size:

[Insert minimum order size, if any] [Insert minimum order size, if any]

➢	Delivery Schedule Limitations:

Deliveries shall start not less than Spell out Number Spell out Number (Enter Number Enter Number) days and be completed not less than Spell out Number Spell out Number (Enter Number Enter Number) days after the date of the Order.

➢	Labeling/Packaging Instructions:

[Insert labeling/packaging instructions, if any] [Insert labeling/packaging instructions, if any]

➢	Specifications:

[Insert description of the Specifications and required level of Testing for this Product] [Insert description of the Specifications and required level of Testing for this Product]

➢	IPC Workmanship Standard:

Select the appropriate IPC standard and/or insert other applicable standards:

☐ ANSI/J-STD-001B – Requirements for Soldered Electrical and Electronic Assemblies

☐ IPC-A-601C – Acceptability of Electronic Assemblies – Specify Class 1, 2 or 3

☐ IPC-7721 – Repair and Modifications of Printed Boards and Electronic Assemblies

☐ J-STD-033 – Standard for Handling, Packing, Shipping and Use of Moisture/Reflow Sensitive Surface Mount Devices

☐ Others, Specify: [Identify number and title of other/additional standards, if any] [Identify number and title of other/additional standards, if any]

➢	Invoice Address:

[Insert Buyer’s address where Invoices should be sent] [Insert Buyer’s address where Invoices should be sent]

➢	Other Terms and Conditions:

[Insert any other special terms and conditions applicable to the Product] [Insert any other special terms and conditions applicable to the Product]
          IN WITNESS WHEREOF, the parties hereunto have executed this Product Schedule as of the day and year first above written.

XATA Corporation	Winland Electronics, Inc.

By:	By:

Name:	Name:

Title:	Title: